SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

               ______________________________


                          Form 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


                      October 12, 1999
                       Date of Report
                      (Date of earliest
                       event reported)


               SHURGARD STORAGE CENTERS, INC.
   (Exact name of registrant as specified in its charter)

    Washington           0-23466            91-1603837
 ---------------        ----------      -------------------
 (State or other       (Commission        (IRS Employer
 jurisdiction of        File No.)       Identification No.)
  incorporation)

            1155 Valley Street, Suite 400
              Seattle, Washington  98109
(Address of principal executive offices, including zip code)

                    (206) 624-8100
 (Registrant's telephone number, including area code)






Item 5.     Other Events

On October 12, 1999, Shurgard Storage Centers, Inc. entered into a European joint venture agreement with San Francisco based Fremont Realty Capital, Deutsche Bank AG, AIG Global Real Estate Investment Corporation and Credit Suisse First Boston. The new investors have committed 122 million Euro to Shurgard Benelux & Co. SCA, Shurgard's European operating company, in exchange for a 43% interest in this company. Concurrently, the company established a 140 million Euro credit facility with Credit Suisse First Boston. The additional financial resources provided by these agreements will be used to execute the company's European expansion plan.

Under the terms of the joint venture agreement, the 122 million Euro in equity capital will be funded through periodic contributions between now and December 31, 2001. Additional terms of the agreement provide for an earn out that allows the existing Shurgard Benelux shareholders to receive up to 10 million Euro in additional equity based on exceeding certain development targets prior to December 31, 2001. Shurgard continues to control the selection all of the sites through its extensive real estate evaluation process as well as the design and construction management of all future property developments. Although each of these investors will be represented on the reconstituted European Management Review Board, Shurgard will control 50% of the voting rights. Shurgard now owns approximately 7% of Shurgard Benelux.


                            SHURGARD STORAGE CENTERS, INC.


Dated:  October 18, 1999
                            By /s/Harrell Beck
                               ---------------
                               Harrell Beck, Chief Financial Officer